Exhibit 99.1

Eiger BioPharmaceuticals Reports First Quarter 2017 Financial Results

•	Five Phase 2 Programs in Four Orphan Indications Progressing

•	Multiple Clinical and Regulatory Milestones Expected 2017-2018

PALO ALTO, Calif., May 12, 2017 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today financial results for the three months ended March 31, 2017 and provided a business update.

“Building on our achievements in 2016, we have continued to execute on all programs in 2017, and are we anticipating multiple key clinical and regulatory milestones in later in 2017 and 2018,” said David Cory, President and CEO of Eiger BioPharmaceuticals. “We are especially excited about the recently presented results of our Phase 2 program with lonafarnib in hepatitis delta virus (HDV) infection, and look forward to continued discussions with the FDA and other regulatory agencies regarding next steps in development. In parallel, we have made significant progress advancing the Phase 2 clinical development of exendin 9-39 for post-bariatric hypoglycemia and ubenimex for pulmonary arterial hypertension and lymphedema, underscoring the diversity and therapeutic differentiation of our development pipeline and potential for multiple value-creating events in the coming months.”

Key Achievements to Date in 2017

Lonafarnib in HDV

Key results from the Phase 2 LOWR HDV (LOnafarnib With Ritonavir in HDV) program presentations at The International Liver Congress™ in April:

•	All-Oral LNF 25 mg or 50 mg BID + RTV suppresses HDV-RNA at end of treatment

•	5 of 14 (36%) HDV-RNA < LOQ (limit of quantitation by qPCR) at Week 24

•	Addition of PEG IFN to LNF 25 mg BID + RTV results in highest response rates

•	4 of 5 (80%) HDV-RNA < LOQ at Week 24

•	3 of 5 (60%) PCR-negative at Week 24

•	Low-level viremia off-therapy

•	2 of 2 PCR-negative at 24 weeks post-treatment

•	60-78% of patients normalized ALT at Week 24

•	Adverse events (AEs) predominately mild / moderate for LNF 25 / 50 mg regimens

Interferon Lambda in HDV

•	First patient dosed in international Phase 2 LIMT HDV study (Lambda Interferon Monotherapy Trial in HDV)

•	U.S. IND filed and approved; opportunity to include clinical sites in the U.S.

Exendin 9-39 in Post-Bariatric Hypoglycemia (PBH)

•	Lisa Porter, M.D, appointed to lead clinical development

•	Proprietary liquid formulation developed for subcutaneous injection

•	Clinical evaluation of liquid formulation in Phase 2 multiple ascending dose (MAD) study and Phase 1 PK study

Ubenimex in Pulmonary Arterial Hypertension (PAH)

•	Phase 2 LIBERTY study completed enrollment

•	PAH KOL analyst event – May 10

Ubenimex in Lymphedema

•	Phase 2 ULTRA international study enrolling

•	Publication of preclinical results in Science Translational Medicine

Strong Balance Sheet

•	Expenses on track; cash runway extends through mid-2018

Anticipated Milestones in 2017 and early 2018

•	Lonafarnib HDV program: FDA meeting planned in the fourth quarter

•	Lambda in HDV: interim data from LIMT HDV study in the fourth quarter at AASLD

•	Exendin 9-39 in PBH: completion of MAD study in second quarter 2017 with data to be presented at ADA meeting in June 2017, completion of PK study with novel liquid formulation in the third quarter, and initiation of Phase 2 - 28-day study in the fourth quarter of 2017 with data in the first half of 2018

•	Ubenimex in PAH: Phase 2 LIBERTY data anticipated in first quarter 2018 at JPM

•	Ubenimex in Lymphedema: complete ULTRA enrollment in fourth quarter 2017; data anticipated in second quarter 2018.

First Quarter 2017 Financial Results

Net loss for the first quarter of 2017 was $11.2 million, or $1.34 per share basic and diluted, compared to a net loss of $9.7 million, or $10.42 per share basic and diluted for the first quarter of 2016.

Research and development expenses for the first quarter of 2017 were $7.4 million compared to $4.8 million for the first quarter of 2016, an increase of $2.6 million. The increase was primarily due to a $1.6 million increase in clinical expenditures coupled with a $0.9 million increase in compensation and personnel related expenses due to an increase in headcount.

General and Administrative expenses for the first quarter of 2017 were $3.5 million compared to $3.8 million for the first quarter of 2016, a $0.3 million decrease. The decrease was primarily due to a $1.9 million decrease in legal, consulting, advisory and accounting services incurred related to the Merger in the first quarter 2016. The decrease was partially offset by a $0.9 million increase in stock-based compensation expense.

As of March 31, 2017, Eiger had cash, cash equivalents and short term marketable securities of $49.0 million, compared to $59.9 million at December 31, 2016.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward- looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, our ability to timely and successfully achieve, all or any of the anticipated 2017 and 2018 milestones, whether or not pegylated interferon lambda or lonafarnib or ubenimex or exendin 9-39 may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations and drug development portfolio, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and number and completion of Phase 2 trials and whether the products can be successfully developed or commercialized. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-K for the period ended December 31, 2016 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE Eiger Bio, Inc.

Investors:

Jim Welch, Eiger BioPharmaceuticals, 650-279-9845, jwelch@eigerbio.com

Eiger BioPharmaceuticals Inc.

Selected Statements of Operations Financial Data

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Operating expenses:
Research and development	$7,464	$4,845
General and administrative	3,522	3,833

Total operating expenses	10,986	8,678

Loss from operations	(10,986)	(8,678)
Interest expense	(363)	(685)
Interest income	110	—
Other expense, net	—	(385)

Net loss	$(11,239)	$(9,748)

Net loss per common share:
Basic and diluted	$(1.34)	$(10.42)

Shares used to compute net loss per common share:
Basic and diluted	8,360,539	935,650

Eiger BioPharmaceuticals Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Balance Sheet Data:
Cash, cash equivalents and investments	$49,024	$59,936
Working capital	45,456	55,229
Total assets	49,767	60,736
Total stockholders’ equity	30,870	40,721